Exhibit 99.1

Press Release

Pamela Lenehan Elected to National Mentor Holdings, Inc.’s Board of Directors

BOSTON, Massachusetts, December 5, 2008 – National Mentor Holdings, Inc. today announced that on December 1, 2008, Pamela F. Lenehan was elected to the Company’s Board of Directors to fill a vacancy on the board.  Lenehan will serve as a member of the Board’s Audit Committee.

A senior executive with broad strategic and financial experience in corporate, investment banking, and public board environments, Lenehan is the founder and President of Ridge Hill Consulting, an advisory firm that works with senior executives and boards of directors to define and implement corporate strategies.

Prior to starting Ridge Hill Consulting, Lenehan was CFO for a technology start-up where she led a team that raised $80 million in private equity and filed an IPO.  Previously, Lenehan was senior vice president of corporate development and treasurer of Oak Industries, a $500 million NYSE-listed manufacturer of communications components.  Earlier in her career, Lenehan spent 20 years in financial services, including 14 years at Credit Suisse First Boston as a managing director in Investment Banking.

“Pam Lenehan brings an impressive breadth of executive, strategic and financial experience to our Board,” said Greg Torres, Chairman of National Mentor Holdings’ Board of Directors.  “We are pleased to welcome Pam to our Board, and are confident that she will contribute significantly to its work—and the Company’s continued growth—in the years ahead.”

Lenehan is currently a member of the boards of directors of Spartech Corporation, a $1.5 billion NYSE-listed manufacturer of engineered plastic sheet and polymeric compounds, Monotype Imaging, a $100 million NASDAQ-listed software company, and The Center for Women & Enterprise, a not-for-profit organization with the mission of empowering women to become economically self-sufficient through entrepreneurship.  Lenehan is also a member of Golden Seeds, an angel group that invests in women-owned early-stage companies.

Lenehan’s additional associations include serving on the finance committee for City Year, a not-for-profit organization that unites young people for a year of community service, and raising money for early-stage cancer research as a member of the Executive Council Steering Committee for Women’s Cancers Program at the Dana-Farber Cancer Institute.  Lenehan earned a B.A. in Mathematical Economics and an M.A. in Economics from Brown University.

National Mentor Holdings, Inc., which markets its services under the name The MENTOR Network, is a leading provider of home and community-based human services for individuals with intellectual and/or developmental disabilities, at-risk youth and persons with acquired brain injury.  The MENTOR Network’s customized services offer its clients, as well as the state and county governments that serve them and pay for these services, an attractive, cost-effective alternative to human services provided in large institutional settings.  The Network provides services to clients in 35 states and the District of Columbia.

CONTACT: Dwight Robson at 617-790-4293 or dwight.robson@thementornetwork.com

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